UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 1, 2016, Robert Charnas, Ph.D joined Puma Biotechnology, Inc. as its Senior Vice President of Regulatory Affairs and Project Management. Dr. Charnas has more than 30 years of experience in the pharmaceutical industry, including extensive experience in regulatory affairs and project management. Dr. Charnas was a Compound Development Team Leader at Janssen R&D from February 2013 to May 2016, where he led the continuing development of Zytiga in prostate cancer and, starting in June 2014, the development of Listeria based therapeutics for the treatment of prostate and lung cancer. He served as Global Regulatory Leader for abiraterone acetate in the treatment of advanced prostate cancer through the phase 3 development program and approvals in North America, Europe and Asia from April 2008 to February 2013 at Cougar Biotechnology initially until acquired by Johnson & Johnson in July 2009. From July 2003 to April 2008, Dr. Charnas served as global regulatory leader at Amgen for Neupogen (filgrastim), Neulasta (peg-filgrastim), and Xgeva (denosumab). From 2001 to 2003, he served as clinical leader for the antiviral famciclovir and as clinical project manager for lumiracoxib at Novartis in Basel, Switzerland. Prior to joining Novartis, he worked in the field of infectious diseases at Hoffmann-La Roche in Basel, Switzerland, where he held positions in the research laboratory and medical affairs, finishing as Regulatory leader for the development of peg-interferon alfa-2a in the treatment of Hepatitis C. Dr. Charnas received a B.S from the University of Michigan and a Ph.D. in Chemistry at Harvard University before post-doctoral training at the Université Louis Pasteur in Strasbourg, France and Harvard Medical School. He is a member of the American Society of Clinical Oncology and the Regulatory Affairs Professionals Society.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: July 6, 2016	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer